                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       NASTECH PHARMACEUTICAL COMPANY INC.

      The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

      FIRST: The name of the Corporation is NASTECH PHARMACEUTICAL COMPANY INC.

      SECOND: The Certificate of Incorporation, as now in full force and effect, is hereby amended to delete Article Fourth thereof in its entirety and inserting in place thereof the following:

            "FOURTH:

      (a) At 6:00 p.m. on August 17, 1999 (Eastern Time) the effective date of the amendment inserting this new Article Fourth (the "Effective Date"), each share of Common Stock held of record as of 6:00 p.m. (Eastern Time) on the Effective Date shall be automatically reclassified and converted, without further action on the part of the holder thereof, into one-one hundredth (1/100) of one share of Common Stock. No fractional share of Common Stock shall be issued to any Fractional Holder (as defined below) upon such reclassification and conversion. Except as set forth in the immediately following sentence, from and after 6:00 p.m. on the Effective Date, each Fractional Holder shall have no further interest as a stockholder in respect of any such fractional share and, in lieu of receiving such fractional share, shall be entitled to receive, upon surrender of the certificate or certificates representing such fractional share, the cash value of such fractional share based on the average daily closing price per share of the Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the Effective Date, without interest. Appraisal rights under Section 262 of the General Corporation Law of the State of Delaware shall not be available for any such holder. As used herein, the term "Fractional Holder" shall mean a holder of record of less than 100 shares of Common Stock as of 6:00 p.m. (Eastern Time) on the Effective Date, who would be entitled to less than one whole share of Common Stock in respect of such shares as a result of the reclassification and conversion provided for herein.

      (b) At 7:00 p.m. on August 17, 1999 (Eastern Time), the Effective Date, each share of Common Stock and any fraction thereof (excluding any interest in the Company held by a Fractional Holder converted into cash pursuant to the immediately preceding

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      paragraph) held by a holder of record of one or more shares of Common
      Stock as of 7:00 p.m. (Eastern Time) on the Effective Date shall be automatically reclassified and converted, without further action on the part of the holder thereof, into multiple shares of Common Stock on the basis of 100 shares of Common Stock for each share of Common Stock then held.

      (c) From and after 7:00 p.m. (Eastern Time) on the Effective Date, the Corporation is authorized to issue the following shares:

Class                         Number of Shares                     Par Value
-----                         ----------------                     ---------
Common                           25,000,000                          $.006
Preferred                           100,000                          $ .01"

      THIRD: The amendments effected herein were adopted by the Corporation's Board of Directors and authorized by a majority of the holders of the outstanding shares entitled to vote thereon at an annual meeting of shareholders pursuant to Sections 222 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 15th day of August, 1999.

                                             NASTECH PHARMACEUTICAL COMPANY INC.

                                             /s/ VINCENT D. ROMEO
                                             -----------------------------------
                                             Dr. Vincent D. Romeo, President and
                                             Chief Executive Officer

ATTEST:

/s/ CAROL WENIG
--------------------
Carol Wenig, Assistant Secretary